EXHIBIT 5.1

BERMAN RENNERT VOGEL & MANDLER, P.A.

April 19, 2005

Odimo Incorporated
14001 NW 4th Street
Sunrise, Florida 33225

RE: S-8 REGISTRATION STATEMENT 5.1 OPINION

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Odimo Incorporated (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 559,391 shares of the Company’s Common Stock, $0.001 par value, (the “Shares”) pursuant to its Amended and Restated Stock Incentive Plan (the “Plan”).

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

BERMAN RENNERT VOGEL & MANDLER, P.A.